Exhibit 10.1

WABCO Europe BVBA-SPRL
Chaussée da Wavre 1789, box 15 1160 Brussels Belgium www.wabco-auto.com

Phone: + 32 (0)2 663 98 00 Fax: + 32 (0)2 675 43 42

Contract of employment

“Free translation of the official and original French/Dutch Employment Contract”

Between	WABCO Europe BVBA with its registered office in 1160 Brussels, Chaussée de Wavre 1789, represented by Arielle Vander Perren, Global Compensation and Benefits Leader

Hereafter named « the Company », the first party,

And	Mr. Ulrich Michel
Domiciled at: 1150 Woluwe, Avenue Marquis de Villalobar 34 Date & place of birth: 12 November 1962, Heilbronn (Germany) Nationality: German

Hereafter named « the Employee », the second party,

Whereas the Employee has been employed by the Company since 3 March 2003 in application of an employment contract signed 1 March 2003 and in application to the amendments to the employment contract signed on July 27, 2007;

Whereas the parties now wish to replace the above mentioned contract with a new contract of employment and the terms and conditions provided for therein;

Hence, a contract of employment is concluded for an indefinite period under the following terms and conditions:

Article 1. Function

The Company will employ the Employee as Chief Financial Officer, or for any other function corresponding with the Employee’s abilities.

The Employee’s main place of work shall be the Company’s head offices in Auderghem (Brussels). However, the Employee may be required to travel both within Belgium and abroad, perhaps even on a regular basis, depending on the needs of the Company and on the exact tasks which the Employee will be entrusted with by the Company. Furthermore, the Company reserves the right to change the Employee’s place of work unilaterally to any other place within a radius of 50 kilometers from Brussels. The Employee accepts the above.

Moreover, the Company is entitled to request that the Employee accepts a long-term posting or even a permanent transfer to the premises of another of the group’s member companies outside the Kingdom of Belgium depending on the needs of the group of which the Company is a member. Any such transfers would necessarily be preceded by negotiations between the parties concerned on the financial conditions of the transfer in question.

Independently of the financial conditions to be agreed upon for the aforementioned transfer, if the Employee accepts a transfer towards another entity of the group located outside of the Kingdom of Belgium, the Employee will be entitled to the payment of an “International Assignment Bonus”. The lump sum amount of the bonus will be equal to 80.500,00 € gross. The bonus is due at the time of the effective transfer outside of the Kingdom of Belgium.

Article 2.        Duration

This employment contract starts on 1 April 2008 and is concluded for an indefinite duration.

This employment contract replaces the previous employment contract concluded between the Employee and American Standard Europe BVBA, the Company’s legal predecessor, signed on 1 March 2003 and the amendments to the employment contract signed on July 27, 2007.

The Company hereby explicitly acknowledges the Employee’s seniority accrued with the Company since 1 March 2003.

Article 3.        Compensation

The monthly gross (base) salary of the Employee is fixed at 23.132,18 € (322.000 €/year). The Employee will be entitled to a 13th month and a double vacation entitlement of 92% of the monthly gross salary.

The Employee’s salary is linked to the fluctuation of the applicable index and will be increased in accordance with the applicable collective labour agreements concluded on level of the Company and/or the sector of industry (Joint Commission N° 218).

The Employee will work a minimum of 38,5 hours a week. Having management functions and/or a position of trust in the sense of the Royal Decree of 10 February 1965, the Employee must however perform any additional work in line with the Employee’s responsibilities. The Employee acknowledges and accepts that such additional work is adequately remunerated and compensated by the remuneration as provided in this employment contract. Therefore, no additional remuneration, whether overtime pay or other forms of compensation, or any compensatory time off will be due in respect of such additional work performed.

The Employee is eligible for the Annual Incentive Plan of the Company of which the potential on-target bonus amounts to 40% of the annual gross base salary, depending on discretionary personal and company performance targets set each year.

The Employee shall be eligible to participate in the Corporate long-term Incentive Plans (LTIP), in accordance with the terms and conditions of such plans as may be in effect from time to time, and as this will be notified from time to time to the Employee. The Employee is eligible for a cash LTIP at target of 40% of the annual gross base salary.

As an executive officer, the Employee will be eligible to participate to the WABCO Equity based long-term incentive plan.

The Company will pay to the Employee a monthly gross housing allowance of 2.480,35 € (annual gross allowance of 29.764,20 €). The monthly gross amount of the housing allowance will be linked to the fluctuation of the Belgian health index.

The Company will provide educational assistance in Belgium to the Employee for children in grades K to 12 (or up to end of secondary school). Schooling expenses typically include: fees, tuition, books, materials and local transport (if needed).

The Employee will be entitled to a gross annual Goods & Service Allowance of 120.092,52 €. This allowance will be phased-out in three years according to the following schedule: 2008: payment of 100% of the allowance; 2009: payment of 66% of the allowance; 2010: payment of 33% of the allowance; 2011: no payment anymore.

Article 4.        Payment

The Employee explicitly accepts that the salary is paid monthly into the Employee’s designated bank account, after deduction of all mandatory legal and allowed contractual withholdings.

Article 5.        Bonus

Any bonuses of any kind (other than the ones mentioned under article 3) that the Company may voluntarily grant to the Employee shall not be considered as a part of the agreed salary and cannot create a vested right for subsequent years, for the calculation of a termination indemnity or for the calculation of vacation pay.

Article 6.        Company Car

A company car, as provided in the Company’s Car Policy, will be made available to the Employee. The car running costs i.e. gasoline, taxes, insurance and maintenance will be borne by the Company.

The Employee may use the company car also for private use in accordance with the Company’s Car Policy. For the private use of the car, a taxable benefit in kind is taken into account, based on the private mileage and the fiscal horsepower of the car. The Employee accepts that the taxation of the private use of the company car may change as a result of modifications in the legal or regulatory framework regarding such private use.

The Employee commits himself to use the company vehicle with all necessary care. He will ensure regular and proper servicing of the car and use it according to the instructions of the manufacturer.

The Employee will bear all penal consequences of offences committed when using the company car. The Company particularly highlights the strict attitude it will adopt in relation to the use of the company vehicle under the influence of alcohol or drugs or in a state of intoxication. Furthermore, the personal liability of the Employee and the above-mentioned violations can lead to breach of contract on the ground of serious cause, without prejudice of the court’s appreciation.

Furthermore, in the event of use of the company car outside the execution of the present employment contract, the Employee is subject to the provisions of common right related to civil liability.

The Employee acknowledges having received a copy of the Company Car Policy which is part of this contract. The Company reserves the right to amend the terms and conditions of this policy at any time.

Article 7.        Expatriate tax regime

The Company and the Employee will apply for a continued application of the special tax regime for foreign executives in Belgium in accordance with the Belgian Administrative Circular Ci.RH 624/325.294 of August 8, 1983.

The Employee agrees to co-operate with the Company and the firm of tax consultants appointed by the Company for the preparation of his Belgian tax return. The Employee undertakes to carefully keep supporting documents with respect to the days spent outside Belgium for business purposes, substantiating presence outside Belgium, as well as the business character of those trips.

The Company will also provide fiscal support and bear the cost linked to the tax non-resident status and the yearly tax return preparation.

Article 8.        Taxation - specific provisions

Stock options that have been granted in the past when the Employee was subject to tax equalization (whereby a hypothetical tax was calculated and deducted on the professional income taking into account the tax rules of the home country being the US), will be treated as follows:

Upon exercise, an amount will be withheld from the exercise gain, being the lesser of:

•

the Belgian income tax paid upon grant (including any tax payable at another moment within the rules of the specific Belgian legislation of March 26, 1999 on stock options) OR the Belgian income tax payable at exercise (if no taxation should have taken place at grant); AND

•	the hypothetical tax that would have been due under the conditions of the previous tax equalization agreement.

With regard to the stock options previously granted, the Employer guarantees that it already paid or if necessary will pay any tax due on these options.

Article 9.        Utilities and travel expenses

The Company will reimburse for normal utilities as per policy (i.e. electric, gas, water, sewer, maintenance/security fees, renter’s insurance) incurred by the Employee through expense report to the extent that they are reasonable and vouched by supporting documents.

The Company will reimburse all travel costs that the Employee will incur in the execution of this agreement, to the extent that they are reasonable and vouched by appropriate documents.

Article 10.        Vacation

The Employee is entitled to 20 paid days off per full year worked, as provided by the laws on annual vacation. The Employee is moreover entitled to 5 additional, extra-legal paid days off. The time of vacation will be fixed each year in mutual consent between the Employee and the Company.

Article 11.        Insurances

The Employee will participate in the Company insurance schemes in Belgium providing pension and life insurance, disability and health care insurance. It is explicitly agreed that the Employee and his family members, i.e. dependents as per insurance policy, will be covered by the health care insurance.

Any personal contribution due by the Employee in this respect shall be deducted from the monthly net salary. The terms and conditions of the plans shall be provided to the Employee in a separate document.

The Company reserves the right to amend the terms and conditions of any benefit plan at any time.

Article 12.        Incapacity to work

In case of incapacity to work due to illness or accident, the contract is suspended in compliance with the provisions of article 31 of the Law governing Employment Contracts. The Employee can not refuse to see a doctor appointed and paid by the Company or to have a medical examination to verify the incapacity to work, if the Company requires so.

Article 13.        Health and Safety

To ensure the health and safety at the work environment, the Employee must comply with all safety precautions related to his work.

Article 14.        Confidentiality

The Employee takes note that all drawings, formulae, specifications, reports, minutes, instruction books or manuals concerning the activities of the Company, its production methods, technical processes and equipments are deemed confidential.

In compliance with article 17 of the Law on Contracts of Employment, both during the contract and after its termination, without a time limit, the Employee undertakes not to divulge or reveal any business or manufacturing secrets, nor any secret matter of a personal or confidential nature that may have come to the Employee’s notice in the course of his professional activities. The Employee further undertakes neither to commit nor to cooperate in any act of unfair competition vis-á-vis the Company. Any infringement will lead to a termination of the employment contract for serious cause, without notice nor indemnity in lieu of notice, notwithstanding that the Company may claim other damages from the Employee.

At the end of the contract, the Employee will return to the Company any confidential documents still at the Employee’s disposal, without retaining any copies of it.

Article 15.        Intellectual property

All systems, programs, software (object codes as well as source codes), documents, databases, manuals, reports, trade secrets, inventions, improvements, know-how and all other work created, designed, developed or produced by the Employee, whether or not by using the facilities of the Company, in the course of or in relation with the performance of this employment contract (the “Works”) will remain or become the exclusive property of the Company or its successors. This exclusivity implies but is not limited to the transfer and assignment of all intellectual and other proprietary rights in the Works to the Company.

All intellectual and other proprietary rights in the Works (including but not limited to copyrights, trademark rights, rights on databases, rights on computer programs as well as patent rights) that have come into existence or will come into existence in the course of or in relation with the performance of this employment contract are immediately transferred and assigned to the Company as from their coming into existence or, as from the execution of this employment contract for rights already in existence at the time of signature of the present contract.

The transfer and assignment of these intellectual and other proprietary rights in the Works includes, but is not limited to the transfer and assignment of the right to reproduce, modify, translate, adapt, use to make derivative works, distribute, rent, lend and/or communicate the Works to the public, partially or completely, in each and any way, for internal (including but not limited to research and development) and external use. The transfer and assignment is valid for all countries, in the most extensive way possible as permitted by law, without limitation in time other than the legal duration of validity of these rights and without further payment or compensation than the salary as provided for executing this employment contract.

The Employee undertakes to fully inform the Company, upon first demand of the Company, of the Works created, designed, developed or produced by the Employee. The Employee undertakes to fully communicate all information and know-how in relation to the Works to the Company, and this immediately upon the creation, design, development or production of the Works.

Should the Company decide, without having any obligation whatsoever, to file for any registered intellectual property rights in relation to a Work, the Employee undertakes, upon first demand of the Company, expenses borne by the Company, to provide all necessary or useful cooperation and to provide and sign all documents in order to permit, facilitate or accelerate any application for any registered intellectual property right. The Employee undertakes not to apply for any registered intellectual property right nor to ask a third party to apply for a registered intellectual property right related to the Works without the written express authorisation of the Company.

The Company has the exclusive right to decide, when and how, to exploit the Works. Works that have not been exploited remain the exclusive property of the Company. The Company can adapt and modify the Works as it deems appropriate in order to exploit the Works. The Employee agrees not to oppose the adaptation or the modification of the Works. The Employee agrees that the Company may exploit the Works without mentioning the Employee’s name.

Article 16.        Conflict of Interest

The Employee undertakes to devote all of the Employee’s professional efforts and working time to the benefit of the Company, not to accept any external employment or to have any professional activity outside of the Company for the duration of this employment contract, without prior written approval from the Company.

The Employee will take extreme care that the Employee or any other person living with the Employee will not come into a position which may compromise or prejudice the interests or the reputation of the Company.

Article 17.        Use of Company equipment

Company equipment, whether electronic material or other, may be put at the disposal of the Employee in order to enable the proper performance of the duties and responsibilities under this employment contract. Any such equipment will remain the sole property of the Company.

Such equipment will be exclusively destined for professional use within reasonable limits. The Employee may not use the equipment for private purposes whitout the prior explicit consent of the Company.

This employment contract as well as the work regulations govern the use of this material by the Employee. Moreover, the Employee agrees to comply at all times with the Company’s procedures, policies and guidelines related to the use of internet and e-mail.

Article 18.        Termination

Article 18.1

In accordance with article 37 of the Law on Employment Contracts, this employment contract can be terminated by either party serving notice, taking into account the notice periods as determined by the Law on Employment Contracts or, alternatively, without notice but with payment of an indemnity in lieu of notice.

For the purpose of the present article, the Company explicitly acknowledges the Employee’s seniority since 3 March 2003.

Notwithstanding the above and in accordance with article 35 of the Law on Employment Contracts, either of the parties may terminate this employment contract for serious cause, i.e. without notice or indemnity in lieu of notice. Serious cause, as referenced herein, means any fault which immediately and definitely makes any further professional collaboration impossible. Other than the examples enumerated in the work regulations, the following will be considered as serious cause (without being limited hereto): theft (including financial fraud), insults, violation of business secrets, etc.

Article 18.2 International Assignment Bonus

In case of termination of the employment contract by the Company, unless for serious cause, the Company will also pay the Employee the « International Assignment Bonus » as mentioned in article 1 of the present contract. This benefit may be cumulated with the benefits as mentioned in articles 19 and 20.

Article 19.        Exceptional benefits upon termination

If the employment contract is terminated by the Company without Cause or Serious Cause or if the employment contract is terminated by the Employee for Serious Cause or Good Reason, and only in either of these cases, the Employee will be entitled to the following benefits:

•

an exceptional premium (hereafter “Exceptional Premium”) payable as a single lump sum cash payment equaling the difference between the granted severance indemnity and 18 months of the current Employee’s gross monthly base salary increased with the Employee’s potential target in the annual incentive plan and an amount equivalent to 18 months of employer’s premium in the life insurance; and

•

continued medical insurance for a period of 18 months following termination of the employment contract, subject to earlier cessation if the Employee receives similar benefits from another employer; and

•	reimbursement for financial planning services up to a total amount of 5.000 USD, as long as such request for reimbursement is submitted within one year of the termination of employment.

If the exceptional benefits are inferior to the severence indemnity granted in accordance with article 18.1, only the severance indemnity in application of article 18.1 will be due.

It is explicitly agreed that the above exceptional benefits will only be payable to the Employee if the Employee signs a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity(ies) or benefit(s) due or payable to the Employee as a result or in connection with the termination of the Employee’s employment with the Company or affiliated companies, with exclusion of the benefits granted above, the International Assignment Bonus mentioned in article 18.2 and any benefit which would be irrefutably due in accordance with the contract, such as arrears of not challenged cost allowances or a bonus already granted but still to be paid by the Company. In this regard, special reference is amongst others made to the WABCO Change in Control Plan as also referred to in article 20.

For the purpose of this article, Serious Cause refers to article 35 of the Law on Employment Contracts; Cause and Good Reason will bear the meaning as defined in Appendix 1.

Article 20.        Change in control

Taking into account the Employee’s position, and in application of the “WABCO Change In Control Severance Plan”, the Employee will be eligible to receive an extraordinary payment in case of “Change in Control”, payment which is only triggered in the event of a change in control of the Company AND consecutive termination of employment:

(a) either, by the Company within 24 months of CIC, not for serious cause;

(b) or by the Employee for Good Reason as defined in Annex 1.

In the event of CIC as defined below and in such circumstances as defined above, the Employee will be entitled to an extraordinary CIC payment equalling the difference between the granted severance indemnity and one and a half time annual base salary and one and a half time AIP at target payout.

The CIC payment will only be due if it exceeds the statutory severance indemnity due or paid in application of article 18.1 of the present agreement.

For the purpose of the present agreement, CIC is defined as:

•	Modification of 20% or more ownership in company’s stock;

•	Majority change of Board of Directors membership without 2/3 Board of Directors approvals;

•	Consummation of sale/merger, unless 55% voting power remains the same;

•	Shareholders approve complete dissolution of the Company.

Article 21.        Non-compete covenant

In as much as, on the one hand, the Company operates internationally and, on the other hand, the Employee may be employed on works that give him direct or indirect knowledge of proprietary practices of the Company, the use of which, outside the Company, would be harmful to the latter, the following is explicitly agreed:

1.	The Employee undertakes, unless the agreement is terminated by the Employee for serious cause on behalf of the Company, and pursuant to the modalities established by collective agreements in respect of deviations concerning non-competition, not to compete with the Company, directly or indirectly on his own behalf or in the service of a competing employer.

2.	This obligation:

(1)	relates to similar activities as those which the Employee will have carried out for the benefit of the Company;

(2)	covers Belgium, Germany and the USA;

(3)	is limited to a period of 12 months from the date on which the employment relationship is terminated.

3.	Parties agree that, if a new collective labour agreement were to limit the duration of the obligation, only the latter will apply to this agreement.

4.	The Company can waive the application of this non-compete covenant up to 15 days after the termination of the employment agreement. If the employment agreement is terminated with notice, at the moment that the notice is signed, the Employee will be informed whether the Company intends to hold the Employee to the non-competition obligations.

5.	If the Company does not waive the obligation, it will pay the Employee a one-time, lump sum payment equal to 50% of the gross salary over the period covered by the non-compete covenant.

6.	If the Employee violates these provisions, he will be required to repay the above-mentioned payment and a further payment in the same amount as compensation for damages, unless the cost of the damage suffered and proved by the Company is higher, in which case the higher amount must be repaid.

Article 22.        Non-solicitation

During the Employee’s employment with the Company and during a 1 (one) year period thereafter, the Employee shall not directly or indirectly induce any employee of the Company or of any of its affiliates to terminate employment with such entity and the Employee shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or its affiliates unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

Article 23.        Work regulations

The Employee acknowledges having received a copy of the work regulations and of the Code of Conduct and Ethics of the Company, which are part of this contract, both the obligatory as the optional stipulations, and the Employee accepts without reservation the clauses and conditions thereof, without prejudice to the application of applicable laws and regulations.

Article 24.        Disputes

Any disputes that may arise concerning this employment contract will be judged by the labour court of Brussels.

Article 25.        Acknowledgement of receipt

The Employee acknowledges having received a copy of this employment contract.

To be valid, this contract must be signed in French or Dutch depending on the Employee’s choice of language.

Finalized and agreed in Brussels on 27 May 2008 and effective April 1, 2008.

The Employee	For the Company
Ulrich Michel	Mrs Arielle Vander Perren
Signature preceded by words	Global Compensation & Benefits
Leader
“Read and approved“

Attachment 1: Definitions

Attachment 2: Glossary of compensation and benefits terms

Attachment 1

Definition

Cause – mean (i) your willful and continued failure substantially to perform your duties (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to you, which specifically identifies the manner in which it is believed that you have not substantially performed your duties, (ii) conviction of, or plea of nolo contendere to, a felony, or (iii) the willful engaging by you in gross misconduct that is materially and demonstrably injurious to Employer and/or its affiliated companies (the “Company Group”) or materially impairs your trustworthiness or effectiveness in the performance of your duties. For purposes hereof, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of WABCO Holdings Inc and its affiliated companies. Any act, or failure to act, based upon authority give pursuant to a resolution duly adopted by the Board of Directors of WABCO Holdings Inc. or based upon the advice of counsel for Employer or any of its affiliated companies shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company Group.

Good Reason – means any of the following:

i)	A material diminution in your authority, duties, responsibilities status or position(s) as an executive of the Company Group;

ii)	A relocation of your principal offices by at least 30 miles from your initial location under this assignment (other than in connection with repatriation);

iii)	A reduction by the Company Group in your base salary;

iv)	The taking of any action by the Company Group (including the elimination of a plan without providing substitutes therefore of the reduction of your awards thereunder) that would substantially diminish the aggregate projected value of your awards under the Company Group’s applicable incentive plans in which you were participating at the time of the taking of such action;

v)	The taking of any action by the Company Group that would substantially diminish the aggregate value of the benefits provided to you under the Company Group’s applicable medical, health, accident, disability, life insurance, thrift and retirement plans in which you were participating at the time of the taking of such action; or

vi)	Any purported termination by the Company Group of your employment that is not effected for Cause, provided that this shall not include any termination of employment pursuant to the Company Group’s applicable mandatory retirement policy for executive officers.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred (a) with regard to the occurrence of the events described in subsections (iii), (iv) and (v) above prior to a Change of Control, if such reductions or actions are proportionate to the reductions or actions applicable to similarly situated executive officers of the Company Group pursuant to a cost savings plan or (b) unless you give the Company written notice that such event constitutes Good Reason within 90 days of first having knowledge of such event and the Company fails to cure the event within 30 days after receipts of such written notice.

1

Ann. 2

Attachment 2

GLOSSARY OF COMPENSATION & BENEFITS TERMS1

Annual Incentive Plan (AIP)

A discretionary annual incentive program provided to WABCO executive officers and key managers, based upon achievement of financial, strategic and individual performance goals. Each year an operating plan is established that sets goals for overall corporate performance with specific financial and non financial goals.

Long Term Incentives

Long term incentive programs provided to WABCO executive officers and key executives, designed to develop a clear line of sight and linkage to the company’s long term strategy.

WABCO long term incentives consist of a mix of:

•

A cash-based Long Term Incentive Plan (LTIP). It’s a cash plan based upon achievement of company’s financial performance at the end of a 3 years performance cycle, such as sales, gross revenues, gross margins, earnings per share, internal rate of return, return on equity, return on capital, net income (before and after taxes), management net income, operating income, operating income before interest expense and taxes, cash flow and free cash flow.

•	An equity-based Long Term Incentive. The equity awards are usually paid in the form of stock options, stock grants and/or performance-based grants.

Change In Control (CIC)

Severance payments and benefits are provided to WABCO executive officers and key executives in the event of a change of control in order to allow them to act in the best interests of shareholders without distraction of potential negative repercussions of a change of control on their own position within the company.

Severance benefits payable in connection with a change of control are triggered only in case of change in control AND either termination

(a)	by the Company within 24 months of CIC, not for Cause or

(b)	by the individual for Good Reason.

CIC is defined as:

•	Achievement of 20 % or more ownership

•	Majority change of BOD membership without 2/3 BOD approval

•	Consummation of sale/merger, unless 55 % voting power remains the same

•	Shareholders approve complete dissolution

[1]	The present Glossary is non-comprehensive and should be read in conjunction with the relevant policy(ies) as may be applicable from time to time